Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES LEGAL SETTLEMENT

CHICO, Calif. – (September 27, 2012) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), announced today that its principal subsidiary, Tri Counties Bank (the “Bank”), has entered into a tentative settlement with a former employee who filed a class action lawsuit against the Bank in the Superior Court of California, Kern County on behalf of herself and a putative class of current and former Bank employees serving as assistant branch managers seeking undisclosed damages, alleging that the Bank improperly classified its assistant branch managers as exempt employees under California laws. The lawsuit alleges claims for: failure to pay overtime compensation; failure to provide meal periods; failure to provide rest periods; failure to provide accurate wage statements; failure to provide suitable seating; declaratory relief; accounting; and unfair business practices in violation of Business and Professions Code section 17200.

On September 26, 2012, after efforts to mediate the claim, the Bank and the former employee agreed to settle the case in an amount ranging from $2,039,500 to $2,500,000, depending primarily on the number of class participants who file claims, and pending approval by the court, including determination of the method to allocate settlement payments among current and former employees who are members of the defined settlement class, and the portion of the total settlement allocable to attorney’s fees and costs to plaintiff’s counsel. On September 26, 2012, the Bank recorded a $2,090,000 expense and accrued liability in anticipation of approval of this settlement by the court and estimated related payroll taxes.

In addition to the historical information contained herein, this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2011. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. Any forward-looking statement may turn out to be wrong and cannot be guaranteed. The Company does not intend to update any of the forward-looking statements after the date of this release.